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                                                                    EXHIBIT 23.6

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Board of Directors
U.S. Industries, Inc.
17 Mount Street, Mayfair
London, England
WIY 5RA

Members of the Board:


We hereby consent to the inclusion of (i) our opinion letter, dated February 14, 1998, to the Board of Directors of U.S. Industries, Inc. (the "Company") as Appendix C-1 to the Joint Proxy Statement/ Prospectus contained in Amendment No. 3 to the Registration Statement of the Company on Form S-4 (Registration No. 333-47101) (the "Registration Statement") relating to the proposed merger involving the Company and Zurn Industries, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY--The USI Meeting--Opinion of Financial Advisor to USI," "RISK FACTORS--Risk of Nonrealization of Synergies and Other Benefits," "THE TRANSACTION--Background," "THE TRANSACTION--Recommendation of the USI Board; USI's Reasons for the Transaction," "THE TRANSACTION--Opinion of USI's Financial Advisor" and "THE TRANSACTION--Certain Fees and Expenses". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



CREDIT SUISSE FIRST BOSTON CORPORATION
May 12, 1998